UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 28, 2011

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CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2011, CryoLife, Inc. (the “Company” or “CryoLife”) and certain of its subsidiaries amended and restated CryoLife’s Credit Facility (the “Credit Facility”) with General Electric Capital Corporation (“GECC”), as lender, swingline lender, letter of credit issuer, and agent for all lenders.  The amendment increases the borrowing capacity under the Credit Facility from $15,000,000 to $20,000,000 and extends the term of the Credit Facility from October 31, 2011 to October 28, 2014.

The amendment to the Credit Facility also includes the following material changes or additions to the Credit Facility that was in effect immediately prior to this amendment:

•
The Credit Facility now provides for CryoLife to receive swingline loans pursuant to the Credit Facility in amounts up to $3,000,000 to be used for the purpose of repaying outstanding debt.  All such swingline loans will bear interest at the Base Rate, as defined in the Credit Facility, prior to the addition of the applicable margin, per the terms of the Credit Facility, and are not eligible for LIBOR Rate interest.

•
The amendment to the Credit Facility increases the aggregate amount with respect to which GECC and other letter of credit issuers subject to the Credit Facility are obligated to issue letters of credit to CryoLife from $1,000,000 to $2,000,000.

•	The amendment to the Credit Facility increases the amount that CryoLife may extend credit to other parties from $1,000,000 to $3,000,000.
•	The amendment to the Credit Facility increases the maximum aggregate amount of dispositions of property that CryoLife may have in any fiscal year from $500,000 to $750,000.
•
The amendment to the Credit Facility removes investments in the capital stock of Medafor, Inc. from the list of permitted investments and increases the amount CryoLife may invest in the preferred stock of ValveXchange, Inc.  The amendment also allows for other investments not specifically referred to in the Credit Facility.

•
The amended and restated Credit Facility provides that CryoLife may undertake purchases or redemptions of up to $15,000,000 of its common stock pursuant to a stock buyback program, provided that, among other things, immediately following the purchase or redemption of stock, CryoLife has at least $20,000,000 of liquidity, defined as availability under the Credit Facility plus cash and cash equivalents on hand.

•
The amendment adds a clause to the Credit Facility that prohibits CryoLife from funding estimated tax liabilities incurred by officers, directors and employees as a result of awards of stock and stock equivalents in an amount that exceeds $4,200,000 in aggregate from the effective date of the amendment or $2,100,000 in any fiscal year.

•	The amendment to the Credit Facility requires CryoLife to maintain minimum levels of Adjusted EBITDA as of the end of each quarter in various amounts ranging from $11,100,000 to $16,800,000.
•
The amendment to the Credit Facility adjusts the margin applicable to LIBOR and Base Rates at which interest accrues on outstanding balances so that the margin fluctuates between 3.25% and 4.00% with respect to LIBOR Rate Loans and between 4.25% and 5.00% with respect to Base Rate Loans, as each is defined within the Credit Facility, with the applicable margin rate based on CryoLife’s Leverage Ratio at the time, as defined within the Credit Facility.

As of November 3, 2011, there were no amounts outstanding under the Credit Facility.  The Company has a $157,000 letter of credit from GE under the Credit Facility. The other material terms of the Credit Facility remain unchanged.  A description of these terms, incorporated herein by reference, is contained in the Company’s Current Reports on Form 8-K filed March 27, 2008, January 14, 2010, June 3, 2010, March 8, 2011, July 7, 2011 and September 6, 2011.

The amendment to the Credit Facility was announced by the Company in a press release dated October 31, 2011, a copy of which is attached hereto as Exhibit 99.1.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the material terms of the amendment to CryoLife’s Credit Facility with GECC as set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Section 8   Other Events

Item 8.01   Other Events.

On November 1, 2011, CryoLife announced that its Board of Directors authorized the Company's purchase of $15 million of its common stock through December 31, 2012. The $15 million in new purchases includes approximately $7.7 million remaining from a $15 million stock repurchase program that the Board of Directors authorized in May 2010 and that was set to expire in mid-2012. Under this program, the purchase of shares can be made from time to time in the open market or through privately negotiated transactions on such terms as management deems appropriate, and will be dependent upon various factors, including price, regulatory requirements and other market conditions. The Company may enter into agreements from time to time that provide for common stock repurchases during Company announced "blackout periods" of such securities in compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934.

The stock repurchase authorization was announced by the Company in a press release dated November 1, 2011, a copy of which is attached hereto as Exhibit 99.2.  The press release contains a description of forward-looking statements related to the stock repurchase program and associated risks, and the description of such forward-looking statements and associated risks is incorporated herein by reference.
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Section 9  Financial Statements and Exhibits.

Item 9.01(d)  Exhibits.

(a) Financial Statements.
Not applicable.

(b) Pro Forma Financial Information.
Not applicable.

(c) Shell Company Transactions.
Not applicable.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press release dated October 31, 2011
99.2*	Press release dated November 1, 2011

* This exhibit is furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: November 3, 2011	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer